Green Brick Partners, Inc. 8-K/A

EXHIBIT 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (“Agreement”) is by and between Green Brick Partners, Inc., a Delaware corporation, and all of its supporting organizations, affiliates, subsidiaries, and divisions, as well as each of their respective managers, members, partners, heirs, executors, administrators, officers, directors, agents, employees, predecessors, successors, insurers, assigns, representatives and attorneys (hereinafter collectively referred to as “Company”), and Jason Corley, and his heirs, successors, administrators, assigns, agents, and representatives (hereinafter collectively referred to as “Employee” or “Corley”). Company and Employee shall be referred to herein jointly as the “Parties.” The “Effective Date” of this Agreement shall be the last date signed by all Parties provided that this Agreement is not rescinded, revoked, or cancelled pursuant to Section 6 below.

WHEREAS, Jason Corley and Company are parties to an Employment Agreement dated effective October 27, 2014 (the “Employment Agreement”); and

WHEREAS, Company terminated Corley’s employment effective October 26, 2015 (the “Termination”); and

WHEREAS, Corley contests the terms and conditions of the Termination and has threatened claims against the Company arising from and in connection with his Employment Agreement and Termination; and

WHEREAS, Parties desire to settle and compromise any and all claims and defenses they may have with regard to Corley’s employment, Employment Agreement and Termination solely in order to avoid the cost and uncertainty of future litigation and without making any admission whatsoever;

NOW, THEREFORE, in consideration of the mutual representations, promises and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Employee and Company, the Parties agree as follows:

1.

Last Day of Employment. Employee’s last date of employment with Company was October 26, 2015 (the “Separation Date”).

2.

Settlement Payment.

(a)

As consideration for Employee’s releases under Section 3 and Section 6 below, Company agrees to pay Employee the total sum of three hundred twelve thousand five hundred dollars ($312,500.00) to be paid in readily available funds after ten (10) business days following expiration of the revocation period described in Section 6 below, after December 31, 2015, and before January 10, 2016 (the “Settlement Payment”), as follows: One check payable to Employee (the Employee Check) in the sum of $212,500.00, minus any applicable withholdings, and one check payable to Gillespie Sanford LLP in the sum of $100,000.00, without withholdings, in payment of legal fees and expenses. Employee agrees that the payments set forth in this paragraph constitute the entire amount of monetary consideration provided to him and his attorneys under this Agreement, and that he is not entitled to and will not seek any further compensation of any kind, monetary or otherwise, in connection with the matters encompassed in this Agreement. Gillespie Sanford LLP will submit a completed W-9 form to Company through its counsel on or before five (5) business days of the execution of this Agreement.

(b)

Beginning immediately after the Separation Date, Employee shall be eligible to continue his health, vision and dental insurance benefits as permitted by the healthcare continuation provisions of the Comprehensive Omnibus Budget Reconciliation Act of 1986 (COBRA). Employee has or will receive additional information regarding his right to elect continued coverage under COBRA in a separate communication.

3.

Employee’s Release. Except as otherwise set forth in this Agreement, Employee hereby irrevocably and unconditionally WAIVES, RELEASES, ACQUITS, INDEMNIFIES, HOLDS HARMLESS, AND FOREVER DISCHARGES Company from and against any and all claims, damages, and liabilities whatsoever, whether known or unknown, absolute or contingent, accrued or unaccrued, including but not limited to: claims based upon express or implied contract, including the Employment Agreement; promissory estoppel, fraud, and misrepresentation; wages or benefits owed; covenants of fair dealing and good faith; claims for torts, including but not limited to defamation, intentional infliction of emotional distress, negligence and any other wrongful conduct; claims for wrongful discharge or retaliation, including but not limited to claims under the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, through the Civil Rights Act of 1991, the Family Medical Leave Act, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Consolidated Omnibus Budget Reconciliation Act, the Pregnancy Discrimination Act, Chapter 21 of the Texas Labor Code, the Texas Payday Act, and any other federal, state or local laws and any other claims arising from or in any way connected with Employee’s employment, association or contact with Company, and/or the Employee’s Termination. This release also includes, but is not limited to, all claims based upon any violation of any state, local or municipal employment laws, regulations, executive orders or other requirements. It is Employee’s express intent to enter into this full and final compromise, settlement and release of any and all claims against Company whatsoever. Employee has not assigned to any other person or entity any claim against Company.

4.

Company’s Release. Except as otherwise set forth in this Agreement, Company hereby irrevocably and unconditionally WAIVES, RELEASES, ACQUITS, INDEMNIFIES, HOLDS HARMLESS, AND FOREVER DISCHARGES Employee from and against any and all claims, damages, and liabilities whatsoever, whether known or unknown, absolute or contingent, accrued or unaccrued, including but not limited to: claims based upon express or implied contract, including the Employment Agreement; promissory estoppel, fraud, and misrepresentation; wages or benefits owed; covenants of fair dealing and good faith; claims for torts, including but not limited to defamation, intentional infliction of emotional distress, negligence and any other wrongful conduct; and federal, state or local laws and any other claims arising from or in any way connected with Employee’s employment, association or contact with Employee, and/or the Employee’s Termination. This release also includes, but is not limited to, all claims based upon any violation of any state, local or municipal employment laws, regulations, executive orders or other requirements. It is Company’s express intent to enter into this full and final compromise, settlement and release of any and all claims against Employee whatsoever. Company has not assigned to any other person or entity any claim against Employee.

5.

Company’s Property and Contractual Rights.

(a)

Employee represents that he has or will return to Company all of Company’s property and equipment in working condition, including, as applicable, his company computer, cell phone, and all Company documents and manuals, including documents stored on any computer or portable storage device, such as thumb drives, hard drives, CDs, or DVDs, that contain Company’s confidential information no later than five (5) business days after the Effective Date. In lieu of returning copies of Company documents and/or manuals, Employee may destroy and/or delete such documents and/or manuals.

(b)

Employee acknowledges that he has continuing obligations to Company as set forth in Section 5 of his Employment Agreement, entitled Restrictive Covenants, the terms of which are incorporated herein by reference as if fully set forth. Nothing in this Agreement shall be deemed a waiver of Company’s rights to enforce those provisions as set forth therein, except, however, that Section 5(b) of the Employment Agreement only, entitled Non-Competition, shall have no further force and effect.

6.

Full and Knowing Release and Waiver Revocation. Employee hereby acknowledges that he knowingly and voluntarily enters into this Agreement and as such, WAIVES AND RELEASES any claims he may have under the Age Discrimination in Employment Act of 1967 (ADEA). Employee may revoke this Agreement and this Agreement shall not become effective and enforceable until the revocation period has expired for a period of seven (7) days following the execution of this Agreement. Employee acknowledges each of the following: (a) that the foregoing Section 3 setting out his waiver and release of claims, including those arising under the Age Discrimination in Employment Act, are an integral part of this Agreement, and such Section 3 and this entire Agreement are written in plain English, understandable by Employee; (b) that it is his understanding that this waiver and release of age claims waives his rights and claims that may arise under the Age Discrimination in Employment Act and meets the requirements set out in the Older Workers Benefit Protection Act of a valid and binding waiver and release; (c) that this waver and release of age claims does not attempt to require a waiver of his rights or claims under the Age Discrimination in Employment Act that may arise after the date that this Agreement is signed; (d) that he has received sufficient and valuable consideration for his waiver of rights and claims that may arise under the Age Discrimination in Employment Act over and above anything of value to which he is already entitled; (e) that this Agreement advises Employee to consult with an attorney before signing this Agreement, and he has in fact had an opportunity to do so; (f) that he has at least twenty-one (21) days within which to consider this Agreement (although he may waive that period and sign the Agreement at any time prior to the end of the 21 day period) including the waiver and release of age claims, prior to signing this Agreement. Any revisions to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) day review period; and (g) that he has seven (7) days after signing this Agreement to rescind, revoke, or cancel this Agreement by giving written notice to Company, delivered to the attention of Heidi Haas, Director of Human Resources, Green Brick Partners, Inc., 2805 North Dallas Parkway, Suite 400, Plano, TX 75093. Employee also acknowledges and agrees that, if he should rescind, revoke, or cancel this Agreement within the seven (7) day period specified, this Agreement will be null and void and Employee will not receive nor be entitled to the Settlement Payment described in Section 2 of this Agreement.

7.

Indemnity. Employee agrees to defend, indemnify and hold harmless Company in connection with any claim or cause of action asserted by Katherine Corley, his dependents, or any court or law enforcement agency arising from or related to alleged omissions, inaccuracies, misrepresentations, or fraud in Company’s reporting of compensation, of any nature, to Employee in connection with his divorce proceedings.

8.

Attorneys’ Fees. The Parties agree that in any action for breach of this Agreement or to enforce this Agreement, the prevailing party will be entitled to reasonable costs of suit including attorneys’ fees.

9.

Future Employment. Employee agrees that he will not seek or maintain employment, independent contractor status, or any other business relationship in the future with Company and that Company is entitled to reject (and will be deemed to have rejected) with or without cause, any application for employment, independent contractor, or other business relationship, and Employee agrees that any such rejection is not for any discriminatory or illegal purpose. In the event a third-party seeks a reference for Employee, the Company will provide only Employee’s title(s) and dates of employment.

10.

Confidentiality. The Parties agree to keep confidential the terms and conditions of this Agreement, any discussions leading to the Agreement’s execution, and any and all matters concerning Employee’s separation from the Company, except that the parties may disclose this Agreement to governmental taxing authorities, family members, accountants, legal counsel, or as otherwise required by law or pursuant to the Company’s Securities and Exchange Commission (“SEC”) reporting obligations. In the event of a disclosure to accountants, attorneys, or family members, each of them shall also be bound by this Confidentiality provision. It shall not be a violation of this agreement for either party to file a copy of it in any proceeding to enforce and/or interpret this agreement, provided that it is filed UNDER SEAL. This confidentiality agreement is contractual, and its terms are material to this Agreement. In the event Employee receives a subpoena or other legal process purporting to require disclosure of this Agreement or its terms, Employee will immediately notify Company through its CEO or Director of Human Resources by email and/or priority mail within three (3) business days. In the event the Company receives a subpoena or other legal process purporting to require disclosure of this Agreement or its terms, the Company will notify Corley by email and/or priority mail within three (3) business days. The parties acknowledge that this Agreement will be filed with the SEC and will become available to the public, and the Parties’ respective confidentiality obligations set forth herein do not apply to such information that is publicly disclosed as allowed by this paragraph.

11.

Entire Agreement. Each party acknowledges that this Agreement is the complete and exclusive statement of the settlement agreement between the Parties, which supersedes and merges all prior proposals, understandings, representations and all other agreements, oral and written, between the Parties relating to the subject matter of this Agreement. This Agreement may not be modified or altered except by a written instrument duly executed by both Parties. This Agreement may be signed and executed in multiple counterparts, each of which shall constitute and be deemed an original, but all of which taken together shall constitute one and the same instrument.

12.

Severability. In the event that any one or more provisions (or portion thereof) of this Agreement is held to be invalid, unlawful or unenforceable for any reason, the invalid, unlawful or unenforceable provision (or portion thereof) shall be interpreted or modified so as to provide the maximum protection that is valid, lawful and enforceable, consistent with the intent of Company and Employee in entering into this Agreement. If such provision (or portion thereof) cannot be interpreted or modified so as to be valid, lawful and enforceable, that provision (or portion thereof) shall be severed from the remainder of this Agreement (or provision), and the remainder shall remain in effect and be construed as broadly as possible, as if such invalid, unlawful or unenforceable provision (or portion thereof) had never been contained in this Agreement.

13.

No Admission of Liability. The Parties agree that this Agreement is not an admission of liability or wrongdoing by either Employee or Company. Employee acknowledges that Company denies any wrongdoing or liability toward Employee, and Company acknowledges the Employee denies any wrongdoing or liability toward Company and/or any person, agency, or entity.

14.

Governing Law. It is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Texas, and exclusive jurisdiction and venue of any dispute regarding this Agreement shall be in the state and federal courts of Dallas County, Texas.

IN WITNESS WHEREOF, the Parties execute this Agreement as of the date stated below.

EMPLOYEE

/s/ John Jason Corley		Dated:	12/2/2015

GREEN BRICK PARTNERS, INC.

By:	/s/ James Brickman	Dated:	12/2/2015

Printed Name:	James Brickman

Title:	CEO